Exhibits 99.1

Press Release

LA CORTEZ ENERGY, INC.

Calle 67 #7-35 Oficina 409, Bogotá, Colombia

La Cortez announces completion of Mirto #2 well  underway; initial testing to be initiated within the week

Provides Operational Update on Putamayo 4 and Catatumbo Blocks

Bogota, Colombia – September  23 -- La Cortez Energy, Inc.  (“La Cortez”) (OTC: LCTZ) is pleased to provide the following operational update:

Maranta Block.

Emerald Energy Plc. ("Emerald"), the operator of the Maranta Block where La Cortez will hold a 20% working interest has reached the intended depth of 11,590 feet MD (measured depth) for the Mirto-2 exploratory well. The Mirto-2 well targeted a depth of 11,604 feet in order to test the Villeta formation N, U, and T sands, which are prolific hydrocarbon producers in the Putumayo basin.

This well encountered the Villeta N sand interval at 10,562 feet MD (measured depth), and the Villeta U sand interval at 11,235 feet MD. There were oil and gas shows in both the N and U sands during drilling operations. The Villeta T sand was encountered at 11,438 feet with poor oil and gas shows.  These sands were encountered very close to the initial well estimates for formation tops. Emerald and La Cortez have decided to complete the well and conduct an oil production test initially on the lower “U” sand.  Based upon the results of this test and other information gathered from the well geology, the “N” sand could be subsequently tested.

The drilling rig will be released shortly after completion of the test and will then be moved to the Agapanto-1 exploration well location [approximately 1.70 kilometers to the south of the Mirto 1 and Mirto 2 location] to initiate drilling operations.  The Agapanto-1 well will be drilled to an estimated target measured depth of 11,400 feet in order to test the south part of the structure and the Villeta formation N, U, and T sands. It is expected that drilling operations will start by the end of October and will last for the following two months.

The Mirto-1 well is currently producing at an average rate of 60 bopd of good quality 31.5° API oil with a water cut of approximately 88%. We are planning to carry out a second intervention in the well after drilling operations on the Mirto-2 well have been completed. The purpose of this workover operation is to make additional perforations in the “U” sand interval in order to increase productivity of the well. During production testing on this well, the Villeta U sand interval produced an average oil rate of 731 barrels per day of 32.5o API crude over a 48 hour period with a low average water production (water cut of 26%) under artificial lift while the Villeta N sand, produced oil of 15 º API (American Petroleum Institute) at an average rate of 247 bopd also over a 48 hour period and under artificial lift, with an average water cut of 64%.

The Maranta block covers an area of 90,459 acres (36,608 hectares) in the foreland of the Putumayo Basin in southwest Colombia. Emerald signed its E&P contract with the Agencia Nacional de Hidrocarburos ("ANH"), Colombia's hydrocarbon regulatory agency.  La Cortez has fulfilled its payment obligations to Emerald for the drilling and completion of the Mirto-1 well, La Cortez has asked Emerald to file a request with the ANH for the assignment of the 20% working interest in the Maranta block to La Cortez and to assist La Cortez in obtaining its working interest from the ANH through reasonable means. Emerald will pursue this request as soon as it receives the ANH required support documentation from La Cortez, which is expected to be within the next two weeks.

Putumayo-4 Block

Petróleos del Norte S.A. (“Petronorte”), a subsidiary of Petrolatina Plc. (AIM: PELE), as operator of the block, and La Cortez have completed the identification of the number and location of indigenous people and communities in the area along with representatives from the Ministry of the Interior. A total of 7 communities were identified, and the consultation process with these communities has been initiated. Based on this information, the layout for the seismic acquisition has also been completed, resulting in 2D seismic acquisition plan of some 104 km in the north part of the block, where at least two leads have been determined with the reprocessing of some 1,300 km of seismic shot on the block by prior parties. It is expected that the new 2D seismic acquisition will take place by 4th quarter of this year, In addition the company is working on obtaining the environmental permit for the drilling of the exploratory well which would allow for the drilling of the first exploration well on Putumayo 4 during the first half of 2011.

Under the terms of the contract signed with the ANH,   the acquisition of at least 103 km of seismic, the drilling of an exploratory well and additional work for a value of US$ 1.60 million have to be conducted before September 2012, when the 3-year term of Phase I ends.

The Putumayo 4 block covers an extension of 51,333 hectares located in the Putumayo Basin. The Putumayo basin is considered one of the areas with the most exploratory potential in Colombia and is quickly becoming a prolific hydrocarbon producer.

Rio de Oro and Puerto Barco Fields

La Cortez, as operator of the fields, and with its joint venture partner Vetra Exploración y Producción S.A.  have continued to conduct social activities in the area, and  have completed a plan to re-initiate production operations on the Puerto Barco field before the end of 1st quarter 2011. This plan includes conducting workover activities in some of the existing wells, not only to determine the mechanical conditions, but also to gather geological information. In addition, the plan includes upgrading the production facilities as well as the access road.  Reprocessing of approximately 138 km of 2D is under way.

La Cortez continues evaluating the potential of the Rio de Oro field in order to determine the appropriate actions necessary to re-initiate production operations on this field.  La Cortez, through its wholly owned subsidiary, Avante Colombia, holds interests in oil fields covering 11,535 acres in the Catatumbo region in northeast Colombia.  La Cortez currently has a 50% participation interest and is the operator of the Rio de Oro and Puerto Barco production contracts with Ecopetrol S.A. in the Catatumbo area, under an operating joint venture with Vetra Exploración y Producción S.A.   La Cortez and Avante Petroleum have also agreed to enter into a joint venture to develop further exploration opportunities in Colombia

Andres Gutierrez, President and CEO of La Cortez commented on the announcement, " We look forward to the initiation of testing of the Villeta U sand interval in the near term, and are encouraged by the initial geological data we have seen to date, which closely conforms to our anticipated delineation of the prospect.  We are also pleased with the advance in operations on the Putumayo-4 block as well as in the Puerto Barco and Rio de Oro contracts on which we remain optimistic on the hydrocarbon potential. We have funds sufficient to cover the requirements to comply with our current obligations under the existing contracts. We continue to be attentive to other opportunities in a variety of basins in Colombia that we believe offer La Cortez the opportunity to build a strong production base and benefit from exploration upside."

About La Cortez Energy, Inc.

La Cortez Energy, Inc. is an early stage oil and gas exploration and production company currently pursuing a business strategy in the energy sector in South America, with an initial focus on identifying oil and gas exploration and production opportunities in Colombia. To that end, the Company has established a branch, La Cortez Energy Colombia, Inc., with offices in Bogotá, Colombia, and has signed a Joint Operating Agreement for a 50% working interest in the Putumayo 4 block and a Joint Venture  agreement for a 20% working interest in the Maranta block and recently acquired the interests of Avante Colombia in the Rio de Oro and the Puerto Barco fields, all in Colombia.

For more information, please contact the Company's Investor Relations department at  256-438-5430 or by email info@lacortezenergy.com

www.lacortezenergy.com

Forward-Looking Statements

Certain statements in this news release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.These statements are subject to risks and uncertainties. Words such as "expects," "intends," "plans," "may," "could," "should," "anticipates," "likely," "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. There can be no assurance that the Putumayo 4, Maranta and Rio de Oro and Puerto Barco projects will be successfully developed. Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company, including, but not limited to, the Company's ability to identify corporate acquisition and/or joint venture opportunities in the energy sector in Colombia, Peru and Brazil and, more generally, in Latin America, and to establish the technical and managerial infrastructure, and to raise the required capital, to take advantage of, and successfully participate in such opportunities, future economic conditions, political stability and energy prices. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission.